Exhibit M-6

[Yoon & Yang LLC Letterhead]

February 11, 2016

To:	The Export-Import Bank of Korea

38 Eunhaeng-ro

Yeongdeungpo-gu

Seoul 07242

Republic of Korea

Ladies and Gentlemen:

1.	We have acted as Korean counsel for The Export-Import Bank of Korea (the “Issuer”), a statutory juridical entity duly established pursuant to the Export-Import Bank of Korea Act (the “KEXIM Act”) and validly existing under the laws of the Republic of Korea (“Korea”) in connection with the Issuer’s offering pursuant to a registration statement (file number: 333-203445) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) when it became effective (the “Registration Statement”) of US$400,000,000 2.125% Notes due 2021 (the “Notes”), to be issued under the Fiscal Agency Agreement dated August 1, 1991 and made by the Issuer and the Fiscal Agent (the “Fiscal Agent”) named therein (the “Fiscal Agency Agreement”).

2.	We have reviewed the originals or copies, certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuer.

3.	In addition, and without prejudice to the generality of the immediately preceding paragraph, in arriving at the opinion expressed below, we have reviewed the following specific documents relating to the Notes:

(1)	the Registration Statement;

(2)	the prospectus dated June 11, 2015, as supplemented by a preliminary prospectus supplement dated February 2, 2016 relating to the Notes, as filed with the U.S. Securities and Exchange Commission (“SEC”) on February 2, 2016 (the “Preliminary Prospectus”);

(3)	the prospectus dated June 11, 2015 as supplemented by a final prospectus supplement dated February 2, 2016 relating to the Notes, as filed with the SEC on February 4, 2016 (the “Prospectus”);

(4)	an executed copy of the Fiscal Agency Agreement;

(5)	an executed copy of the global note evidencing the Notes;

(6)	a copy of the Issuer’s articles of incorporation as last amended on, and in effect from, August 8, 2014 (the “Articles of Incorporation”);

(7)	a copy of the commercial registry extracts of the Issuer dated January 25, 2016;

(8)	the internal regulations and the operating manual of the Issuer, including a copy of the internal regulations of delegation of the Issuer delegating authority in relation to the issuance of the Notes; and

(9)	a copy of the internal approval of the Issuer dated January 28, 2016, which authorizes the issuance of the Notes.

4.	For the purpose of this opinion we have assumed that:

(a)	all seals and signatures are genuine, that all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to the originals;

(b)	the parties to the Fiscal Agency Agreement other than the Issuer are companies duly formed and validly existing as separate legal entities under the laws and regulations of their respective jurisdictions and have full power, authority and legal right to own their respective assets and carry on their respective businesses as they are now being conducted, and have the corporate power and legal capacity to enter into, sign, or, as appropriate, otherwise execute or deliver such agreements, to perform and comply with the respective obligations thereunder, and have taken all necessary corporate action to authorize the execution, delivery and performance thereof; and

(c)	the copies of the Articles of Incorporation and the commercial registry extracts of the Issuer referred to in paragraphs (6) and (7) of Section 3 above are true, complete, accurate and up-to-date.

5.	We are admitted to practice law in Korea, and the legal opinions provided herein are confined to and given on the basis of the laws of Korea in effect as at the date hereof. We do not represent ourselves to be familiar with the laws of any jurisdiction other than Korea, and we do not pass upon nor express any opinion in respect of those matters that are governed by or construed in accordance with any of such laws.

6.	Based upon the foregoing, and subject to further reservations and qualifications set forth below, we are of the opinion that:

(a)	The Issuer is a statutory juridical entity duly established under the KEXIM Act and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

(b)	The Fiscal Agency Agreement has been duly authorized and executed by the Issuer;

(c)	The statements in the Prospectus concerning matters of Korean law (except for the financial statements and related schedules and other financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects; and

(d)	The Notes have been duly authorized, executed, issued and delivered by the Issuer and constitute valid, binding and enforceable obligations of the Issuer.

7.	Our opinion is subject to the following reservations and qualifications that obligations and enforcement thereof may be limited or affected generally by (i) the bankruptcy, insolvency, liquidation, reorganization, rehabilitation or the restructuring of the Issuer pursuant to the laws of Korea now in force or subsequently enacted which generally affect the enforcement of creditors’ rights, (ii) certain restrictions that may be imposed by the Minister of the Ministry of Strategy and Finance (the “MOSF”), such as temporary suspension of payment or requiring KEXIM to obtain prior approval from the MOSF for repatriation of any amount payable under the Note, in the event of emergency circumstances including but not limited to grave and sudden changes in domestic and foreign economic conditions or serious difficulty in international balance of payment, and (iii) the general principles of good morals and public order as provided in the Civil Code of Korea.

8.	This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. This opinion is given with respect to the laws of Korea as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the SEC thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Very truly yours,

/s/ YOON & YANG LLC
Yoon & Yang LLC